Exhibit 99.1

New York Community Bancorp, Inc. Regretfully Announces the Passing of Spiros J. Voutsinas, a Member of the Board of Directors, and President & Chief Executive Officer of the Atlantic Bank Division of New York Commercial Bank

WESTBURY, N.Y.--(BUSINESS WIRE)--May 1, 2014--It is with immeasurable sadness that New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced the death of Spiros J. (“Jerry”) Voutsinas, a deeply respected and highly regarded member of the Board of Directors of the Company and its subsidiaries, New York Community Bank (the “Community Bank”) and New York Commercial Bank (the “Commercial Bank”), on April 26, 2014.

One of four nominees for re-election to the Board of Directors at the Annual Meeting of Shareholders to be held on June 4, 2014, Mr. Voutsinas joined the Board of the Company and the Community Bank in connection with the Company’s acquisition of Roslyn Bancorp, Inc. on October 31, 2003, and the Board of the Commercial Bank upon its establishment on December 30, 2005. In recognition of his accomplishments and his strong ties to the Greek-American community, Mr. Voutsinas was named President and Chief Executive Officer of the Commercial Bank’s new Atlantic Bank Division upon the acquisition of Atlantic Bank of New York from the National Bank of Greece on April 28, 2006.

A career banker, Mr. Voutsinas spent 28 years at the Apple Bank for Savings before retiring as Executive Vice President and Director in 1987. From November 1988 to March 2007, he served as President of Omega Capital, Inc., a real estate development and syndication firm based in New York City. He also was a general partner of Omega Partners LP, a money management firm specializing in bank stocks, from 1991 to 2005. Prior to joining the Board of Roslyn Bancorp, Inc. in 1999, Mr. Voutsinas was a director of TR Financial Corp. and Roosevelt Savings Bank, for six and seven years, respectively.

Commenting on Mr. Voutsinas’ singular contributions to the Company and the Commercial Bank’s Atlantic Bank Division, President and Chief Executive Officer Joseph R. Ficalora stated, “Jerry--as he was affectionately known by those who had the pleasure of working with him--was a remarkable human being: a leader in our industry, a kind and generous colleague, a highly respected professional, and a devoted family man. He was open in his gratitude for the opportunities his adopted country gave him, and equally as open in his love for his homeland, Greece. His warmth and ease and intelligence were powerful traits that served him well in his endeavors, and served us well as we strove to expand the Commercial Bank. We extend our deepest sympathies to his beloved wife, Arias, and to the children and grandchildren he loved and so often spoke of. I know that I speak for Jerry’s fellow directors and officers, and the employees he worked with, when I say we were fortunate to know him, and he truly will be missed.”

About New York Community Bancorp, Inc.

With assets of $47.6 billion at March 31, 2014, New York Community Bancorp, Inc. currently ranks 20th among the largest U.S. bank holding companies, and is a leading producer of multi‐family mortgage loans in New York City, with an emphasis on apartment buildings that are rent-regulated and feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with over 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola
(516) 683-4420
or
Media:
Kelly Maude Leung
(516) 683-4032